Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
508-520-2545
mconway@plcmed.com

PLC SYSTEMS REPORTS FIRST QUARTER 2012 RESULTS

MILFORD, Mass., May 15, 2012 --- PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative medical device technologies, today reported financial results for the three-month period ended March 31, 2012. These results only include the company’s RenalGuard® operations, since PLC completed the sale of its transmyocardial revascularization (TMR) business to Novadaq Corp. during the first quarter of 2011.  Results from the TMR business are reflected as discontinued operations for all periods presented.

First quarter 2012 total revenues were $20,000, compared to $57,000 in the first quarter of 2011.

The net loss from continuing operations for the first quarter of 2012 was $6.8 million, or $0.22 per basic share, compared to a net loss from continuing operations of $3.8 million, or $0.12 per basic share, in the first quarter of 2011. Of this $6.8 million net loss, $5.5 million or 81% of the total net loss was attributable to the change in fair value of the investor warrants and convertible notes issued during 2011.  This increase is a result of, among other assumptions, the increase in the closing price of the Company’s Common Stock as of the close of the first quarter of 2012.  In addition, PLC has deferred $285,000 in revenue related to shipments made in the fourth quarter of 2011 to its distributor in Italy, Artech, because not all revenue recognition criteria have been met; monies received related to such shipments during the second quarter of 2012 will be recognized as revenue for that period.

Mark R. Tauscher, President and Chief Executive Officer of PLC Systems Inc., stated, “Results for the past quarter reflect the lumpiness of RenalGuard sales in Europe, as orders shift between reporting periods. We are confident that we will regain a stronger level of RenalGuard sales in the second quarter and beyond this year. The major medical conference for our sector in Europe, EuroPCR, is currently underway, and at this event, we are engaging with all of our distributors as well as many thought leaders in this space. Between these efforts and the latest supportive scientific findings for our technology, we believe sales of RenalGuard going forward will grow. Each new scientific study provides more evidence that RenalGuard can truly help prevent the acute kidney injury known as contrast-induced nephropathy. There has been no diminishment in the need for this solution, with more and more patients with impaired kidney function requiring diagnostic procedures where contrast is utilized.”

He continued, “As a company, during the first few months of 2012, we have made major progress on achieving critical milestones, including the following:

•                  We are continuing enrollment of patients in our U.S. pivotal trial of RenalGuard, with eight sites currently in operation and more to be initiated. The company plans to provide an enrollment update as it approaches the interim analysis.

•                  We announced approval to market RenalGuard in Brazil, the largest country in South America and the fifth largest in the world, as well as in Israel, where we signed a new distributor and a prominent CIN investigator successfully completed the first case using RenalGuard in Israel.

•                  An additional investigator-sponsored study on RenalGuard’s longer term efficacy compared to conventional alternatives by a group of cardiologists at the University of Modena in Italy was reported in an abstract presented at ACC 2012 in March.

•                  The results from the MYTHOS investigator-sponsored trial, as well as the results of PLC’s pilot safety study, were published in peer-reviewed medical journals.

•                  RenalGuard was demonstrated at two major international medical meetings, in Israel and in Germany, increasing its visibility with more practitioners.

These developments are all important steps in enabling RenalGuard to reach a broader patient base worldwide, and are critical to our efforts to increase sales and adoption for RenalGuard in Europe and other countries where it is on the market.”

Mr. Tauscher added, “Despite the volatility of our sales from quarter to quarter, our confidence in the potential of RenalGuard as a valuable and targeted technology that addresses a large, unmet medical need worldwide remains ever strong.  Our progress in aligning PLC with significant distributors and thought leaders in the medical practice in key markets, particularly in person at crucial events like EuroPCR, will help in our goal to establish RenalGuard as a ‘best practice’ in the industry. “

He concluded, “As we move forward this year, we remain focused on achieving the following milestones:

•                  Initiation of additional sites for the U.S. clinical trial and significant progress in patient enrollment, with sample size re-estimation planned after 163 patients;

•                  Increased sales of RenalGuard in markets where it is currently available;

•                  Initiation of additional distributors in key territories worldwide;

•                  Additional investigator-sponsored clinical trials of RenalGuard in new territories and aimed at additional treatments;

•                  Issuance of additional patents to bolster the company’s intellectual property portfolio

•                  A positive response from Japan’s Department of Health to the investigator-submitted clinical trial proposal shortly, followed by the launch of a full clinical trial in that critical market, and

•                  Successfully raising additional funds to support all of these initiatives.

This represents a formidable series of tasks for PLC as a small company, but we believe that our progress and success in accomplishing these initiatives will, lead to many more opportunities for RenalGuard, for the benefit of the company, this technology and our shareholders.”

Financial Update

As of March 31, 2012, PLC reported $1,601,000 in cash and equivalents, a decrease from the Company’s cash position of $2,585,000 as of December 31, 2011.  The decreased cash position reflects primarily higher costs associated with PLC’s U.S. pivotal clinical trial of RenalGuard.

During the first quarter of 2012, PLC shipped 60 single-use RenalGuard disposable sets and one RenalGuard console internationally, compared to 55 RenalGuard single-use disposable sets and four consoles that shipped in the first quarter of 2011.

As expected with the ramp-up of the company’s U.S. pivotal trial, Operating Expenses were $1,176,000 in the first quarter of 2012, compared to $666,000 in the same quarter of 2011. SG&A costs were $665,000 in the first quarter of 2012, compared to $593,000 recorded in the first quarter of 2011, with the 2012 period including $206,000 in stock compensation expenses for consultants, while Research & Development expenses were $515,000 in the first quarter of 2012, a dramatic increase from the $73,000 reported in the first quarter of 2011.

About PLC Systems Inc.

PLC Systems Inc., headquartered in Milford, Mass., is a medical device company focused on innovative technologies for the cardiac and vascular markets. PLC’s newest product, RenalGuard, has been developed to help prevent the onset of Contrast-Induced Nephropathy (CIN) in at-risk patients undergoing certain cardiac and vascular imaging procedures. The Product is CE-marked and is being marketed in Europe and selected countries around the world. Two investigator-sponsored European studies have demonstrated RenalGuard’s effectiveness at preventing CIN. RenalGuard is being studied in a pivotal trial in the U.S., as required for approval by FDA.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if this clinical trial is completed, it may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, the need for additional financing, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2011, a copy of which is on file with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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(Financial tables follow)

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended Mach 31,
	2012	2011

Revenues	$20	$57
Cost of revenues	13	140
Gross profit (loss)	7	(83)
Operating expenses:
Selling, general and administrative	665	593
Research and development	515	73
Total operating expenses	1,176	666
Loss from continuing operations	1,169	749
Other income (expense):
Interest expense	(116)	(46)
Foreign currency transaction gains (losses)	13	—
Financing costs associated with convertible notes	—	(530)
Change in fair value of warrant liabilities	(2,400)	(1,476)
Change in fair value of convertible notes	(3,107)	(2,218)
Total other expense	(5,610)	(4,270)
Net loss from continuing operations before income taxes	(6,779)	(5,019)
Benefit for income taxes from continuing operations	—	492
Net loss from continuing operations, net of income taxes	(6,779)	(4,527)
Discontinued operations:
Income from discontinued operations, net of income taxes	—	53
Gain on sale of discontinued operations, net of provision for income taxes of $492	—	687
Net income from discontinued operations, net of income taxes	—	740
Net loss	(6,779)	(3,787)
Net loss per weighted average share, basic and diluted:
From loss on continuing operations attributable to common stockholders	$(0.22)	$(0.16)
From income on discontinued operations	—	0.00
From gain on sale of discontinued operations	—	0.04
Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.22)	$(0.12)
Weighted average shares outstanding:
Basic and diluted	30,357	30,351

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31, 2012	December 31, 2011
Cash and cash equivalents	$1,601	$2,585
Total current assets	2,471	3,509
Total assets	2,552	3,549
Total current liabilities	716	710
Shareholders’ equity (deficit)	(10,664)	(4,088)

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